EXHIBIT (10)(h)

The Sage Group
CONSULTANTS TO MANAGEMENT	10409 LESLIE DRIVE
RALEIGH, NORTH CAROLINA 27601
(919) 844-9783
E-mail: steve@sagegroupconsulting.com

MEMORANDUM

DATE:	May 1, 2004

TO:	Ben Ruffin, Board Compensation Committee Chairman

FROM:	Steven A. Savia, CMC

RE:	Final 2004 President and CEO Incentive Compensation Program

CC:	Compensation Committee Members
Lee Johnson, President M&F Bank

This year’s incentive compensation program will have multiple components.

1.	Executive Plan

2.	City Executive Plan

3.	Loan Production Plan

4.	Branch Customer Service Plan

5.	Corporate Support/Teller Plan

The Board Compensation Committee determined that the President and CEO be separated out from all other plans. That position’s measurement factors are in some cases less quantifiable.

Therefore, we offer the following incentive plan for President and CEO.

Key components of the plan include the following.

1.	Threshold Level of Net Income - the Threshold level for 2004 will be $1.448 million (2003 = $1.389 million). This is consistent with the other incentive plans as a trigger for plans being initiated. It represents a “stretch plan”, i.e., a plan that is perceived as difficult to achieve, especially if there is little change in the interest rate environment.

2.	Key measures – the measures for the President and CEO shall be as follows:

a.	Net Income (15%)

b.	Implementation of Strategic Plan Objectives (25%)

i.	Growth in Assets Above Plan/Budget

ii.	Increase in Average Number of Products/Services per Customer

iii.	Efficiency Ratio (Cost Controls)

iv.	Bank Organization

v.	Development/Modification of Strategic Plan

c.	Evaluation of and by Direct Reports (15%)

d.	Evaluation by Board of Directors (10%)

e.	Judgment in Decision-making Relative to Opportunities for External Growth (10%)

f.	Involvement and Visibility in the Bank’s Markets (25%)

Notice that some of the factors are quantitative and others are not. Each is defined below before we move on to the calculation of award.

•	Net Income (15%) – The basis of this measure is the absolute amount of net income (before incentives) above Threshold. This is a stretch plan that will be difficult to achieve. It is 15% of the performance measure. If the incumbent achieves plan, this factor achieves 10%. If the Bank’s net income exceeds plan, the participant gets the full 15%.

•	Implementation of Strategic Plan Objectives (25%) – One of the primary roles of the CEO is to provide vision and direction for the future. This has been accomplished for M&F Bank by the development of a strategic plan. That plan continues to be the primary driver for the Bank’s future.

•	Growth in Assets Above Plan/Budget – The primary focus of the strategic plan is growth. The Bank recognizes that with growth, profitability will come, especially as the interest rate environment improves. The measure for success in this subcategory is the percentage of growth above the plan and budget. The strategic plan calls for the Bank’s assets to be $238,499,750 by the end of 2004. The budget calls for $245,045,259. Success would be defined as meeting $238,499,750. Superior success in this category would be meeting $245,045,259. Exceptional success would be exceeding $245,045,259 in assets. Success would yield 1%; Superior would yield 2.5%; and Exceptional would yield 4%.

•	Increase in Average Number of Products/Services per Customer – The Bank’s plan calls for increasing the product penetration for existing customers. We recognize that it is less costly to sell additional products and services to existing customers that to go out and obtain new customers. Our revenues increase without significant increase in marginal cost. Success would be defined as increasing the average number of products/services to existing customers by .3. Superior success would be to increase the average number by .75; Exceptional success would be increasing the average number by 1. Success would yield 1%; Superior would yield 2.5%; and Exceptional would yield 4%.

•	Efficiency Ratio (Cost Controls) – Cost control is an issue with all Boards of Directors. The efficiency ratio of the Bank basically describes the cost to the Bank for earning one dollar. The Bank is projecting its 2003 efficiency ratio to be 79.15%. That means that it costs the Bank $0.7915 to earn each dollar. The budget for 2004 calls for an efficiency ratio of 90.70%. Increases to efficiency ratio usually indicate additional investments that need to be made to maintain or improve the Bank’s infrastructure. We believe that a Bank’s efficiency ratio should fall in the range of 65% to 75%. There are exceptions, especially in times of significant expansion, for a short period immediately following an acquisition, or in the case of a significant system upgrade. Success for this factor for 2004 will be to achieve an efficiency ratio of 85%. Superior success would be to achieve an efficiency ratio of 82%. Exceptional Success would be to achieve an efficiency ratio of 79%. Success would yield 1%; Superior would yield 2.5%; and Exceptional would yield 4%.

•	Bank Organization – The strategic plan has as a significant strategy to “organize the Bank consistent with our desire to grow and in a manner that facilitates the most effective and profitable growth.” There are various incremental changes to the organizational structure cited in the plan. Changes in the structure that improve the efficiency and lines of communication will be considered as successful. This is a subjective measure and the Board will determine if the participant achieves Success, Superior Success, or Exceptional Success. Success would yield 1%; Superior would yield 2.5%; and Exceptional would yield 4%.

•	Development/Modification of Strategic Plan – No strategic plan is successful in driving an organization if it remains static. It must be a document that changes to reflect accomplishments and changes in the environment. Presenting an updated strategic plan and obtaining concurrence from the Board is a measure of success. The Board Compensation Committee will determine if the participant achieves Success, Superior Success, or Exceptional Success. Success would yield 1%; Superior would yield 2.5%; and Exceptional would yield 4%.

•	Evaluation of and by Direct Reports (15%) – A measure of success is completing timely and constructive performance evaluations for one’s direct subordinates. This year, for executive management and senior management (including City Executives) we will be instituting a “360” performance evaluation system. This means that subordinates will also complete an evaluation of their supervisors primarily focused on the effectiveness of their supervisor in providing supervision, assisting in preparation for advancement, and providing direction in the achievement of goals.

Evaluations by subordinates will be sent directly to The Sage Group for compilation. A report will be prepared and provided to the Compensation Committee Chair. Success for this factor will be the timely completion of all subordinate performance evaluations (prior to deadline). Success will also be defined as a “satisfactory” evaluation by subordinates under the “360” performance evaluation. Superior Success will be to receive an average “above average” evaluation from subordinates; Exceptional Success will be to receive an average “excellent” evaluation from subordinates. Success would yield 5%; Superior would yield 10%; and Exceptional would yield 15%.

•	Evaluation by Board of Directors (10%) – The Board of Directors should set expectations and goals for the President and CEO. The Board should also be in a position to judge leadership, vision, and capacity for driving the Bank toward and beyond its goals. The Sage Group will be presented to the Chair of the Compensation Committee to enable the Board to establish evaluation expectations. Success will be based on receiving a satisfactory evaluation from the Board or the committee designated by the Board to perform such an evaluation. Superior or exceptional success will correspond to those evaluations. Success would yield 5%; Superior would yield 8%; and Exceptional would yield 10%.

•	Judgment Relative to Opportunities for External Growth (10%) – Throughout the year there will be various opportunities for the Bank to undertake transactions that will result in growth through acquisition. Recognizing it is not appropriate for the Bank to undertake every deal nor is it advisable to pursue any particular transaction, the Board’s Compensation Committee will evaluate the judgment demonstrated by the President and CEO in assessing the risks associated with the transactions considered, in making decisions regarding the level of investment to make in determining the desirability of pursuing transactions, and in making the decision to go forward or cease further evaluation. Success would yield 3.5%; Superior would yield 7%; and Exceptional would yield 10%.

•	Involvement and Visibility in the Bank’s Markets (25%) – The President and CEO is the key person in the organization to represent the Bank in the various communities it serves. While he cannot be at every function, there are critical functions at which it is appropriate and necessary that the President represent the Bank. The evaluation of this factor will be based on the President being in attendance for key events (branch openings, new product or service kick offs, press conferences, significant community events). Also a measure of success for this factor is the amount of times the President is quoted in the media. This factor is a somewhat subjective measure and the Compensation Committee will determine if the participant achieves Success, Superior Success, or Exceptional Success. Success would yield 15%; Superior would yield 20%; and Exceptional would yield 25%.

AWARD PAYOUTS

Below is a description of the basis for payouts for this plan as described above.

The total of all factors equals 100%. The President and CEO will be eligible to earn up to a maximum of 50% of his base salary. Therefore, if the incumbent achieves 100% of the factors above, he will receive a payout of $76,672. If the incumbent achieves 50% of the factor measures, he will receive a payout of $38,336.

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